Exhibit 23, Annual Report on Form 10-K
for the year ended December 31, 2003
Commission File Number 1-3671

Independent Auditors’ Consent

General Dynamics Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 2-23904, 2-24270, 33-23448, 33-42799, 333-26571, 333-74574, 333-80213-01, 333-101634, 333-103607, 333-104293, 333-107854, and 333-107901) on Forms S-3 and S-8 of General Dynamics Corporation of our report dated January 20, 2004, with respect to the consolidated balance sheets of General Dynamics Corporation as of December 31, 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of General Dynamics Corporation. Our report refers to a change in accounting for goodwill and other intangible assets effective January 1, 2002.

/s/ KPMG LLP

McLean, Virginia
March 5, 2004